Exhibit 5.1

Bank of America Plaza	813.229.7600
101 East Kennedy Boulevard	813.229.1660 fax
Suite 2800
Tampa, Florida 33602

www.slk-law.com

November 15, 2013

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

Re: Legal Opinion; Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion in connection with (i) the Registration Statement on Form S-3 (File No. 333-190609) (the “Registration Statement”) filed by Oragenics, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), and (ii) the prospectus supplement, dated November 15, 2013 (the “Prospectus Supplement”) relating to the issuance and sale pursuant to the Registration Statement of 4,400,000 shares of Common Stock of the Company (the “Shares”). The Shares are to be issued and sold by the Company pursuant to an Underwriting Agreement, dated as of November 15 2013 (the “Underwriting Agreement”) between the Company and Griffin Securities, Inc., which has been filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated November 15, 2013.

In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, and the federal laws of the United States of America as such laws presently exist and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized for issuance by all necessary corporate action of the Company and when the Shares have been issued and sold in the manner described in the Registration Statement and the Prospectus Supplement and in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP